Exhibit 49.2


                     OPERATING AGREEMENT OF



                      GREENPORT POWER, LLC



                        February 10, 2003




                        OPERATING AGREEMENT

                               OF

                      GREENPORT POWER, LLC

     This Operating Agreement is made and entered into on the 10th day of February, 2003, by and among Hawkeye Electric, LLC, a New York limited liability company ("HE"), and Northeast Generation Services Company, a Connecticut corporation ("NGS"), as Members of Greenport Power, LLC (the "Company"), and the Persons who become Members of the Company in accordance with the provisions hereof and whose names from time to time are set forth as Members on Schedule 1 hereto.

     WHEREAS, HE has specific expertise in, among other things, electrical and natural gas field service work for public utilities and power plants on a contract basis;

     WHEREAS, NGS has specific expertise in, among other things, large project feasibility, engineering, procurement and start-up services and commissioning support of power plants and related facilities;

     WHEREAS, the Members have determined that it is mutually advantageous for them to combine their expertise to submit a bid for the engineering, design, procurement and construction of each of the Projects; and

     WHEREAS, the Members desire to form a limited liability company for such purposes and on the terms and conditions set forth in this Agreement.

     NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and intending to be legally bound, the Members hereby agree as follows:

                            ARTICLE I

                          DEFINED TERMS

     1.1 Definitions. Capitalized terms used in this Agreement without other definition shall, unless expressly stated otherwise, have the meanings specified in this Section 1.1. The singular shall include the plural and the masculine shall include the feminine and neuter, and vice-versa. "Include" or "including" shall mean "including without limitation."

     "Actual Direct Labor Costs" means, with respect to a Member, the sum of (a) the actual salary and wages payable to such Member's employees for the Direct Labor of such Member and (b)
Employee Overhead with respect thereto.

     "Additional Member" has the meaning set forth in ARTICLE XI hereof.

     "Adjusted Capital Account Deficit" means, with respect to each Member, the balance in such Member's Capital Account after
(i) increasing such balance with (a) any amount such Member is obligated to restore under this Agreement, and (b) any amount such Member is deemed to be obligated to restore under Regulation
Section 1.704-2(g)(1) and 1.704-2(i)(5), and (ii) reducing such balance with the items described in Regulation Section 1.704-1(b)(2)(ii)(d)(4),
(5) and (6).

     "Affiliate" means with respect to a specified Person, any Person that directly or indirectly controls, is controlled by, or is under common control with, the specified Person. As used in this definition, the term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

     "Agreement" means this Agreement, as amended, modified, supplemented or restated from time to time.

     "Articles" means the Articles of Organization of the Company, in the form attached hereto as Exhibit A, and any and all amendments thereto and restatements thereof filed on behalf of the Company with the office of the Secretary of State of the State of New York pursuant to the New York Act, which shall provide, among other things, for the management of the Company by a board of managers.

     "Board of Managers" has the meaning set forth in Section
4.1(a) hereof.

     "Capital Account" means, with respect to a Member, the account maintained for such Member in accordance with the provisions of Section 8.3 hereof.

     "Capital Contribution" means, with respect to a Member, the aggregate amount of cash and the fair market value of any other property (as determined as of the time of contribution and net of liabilities secured by such property that the Company assumes or to which the Company's ownership of the property is subject) that such Member has contributed to the Company.

     "Code" means the Internal Revenue Code of 1986, as amended from time to time (or any corresponding provisions of any succeeding law).

     "Company" has the meaning set forth in the preamble of this Agreement.

     "Covered Person" means: a Member, an Officer, or a Manager; any Affiliate of a Member, an Officer or a Manager; any officers, directors, shareholders, partners, employees, representatives or agents of a Member, an Officer or a Manager, or their respective Affiliates, or any employee or agent of the Company or its Affiliates.

     "Credit Facility" has the meaning set forth in Section 7.6 of this Agreement.

     "Depreciation" means, with respect to each Fiscal Year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to a Company asset for such year or other period, except that, if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period, Depreciation shall be an amount that bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis; provided, however, that if the federal income tax depreciation, amortization, or other cost recovery deduction for such asset for such year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Board of Managers.

     "Direct Labor" means, with respect to a Member, the direct labor to be rendered by such Member's employees in connection with the Project including, without limitation, the HE Employees and NGS Employees respectively. If the Company hires employees who perform direct labor that would otherwise have been performed by such Member's employees, such employees shall be deemed employees of such Member for the purposes of this Agreement and the definitions set forth herein.

     "Direct Labor Net Proceeds" means the amount equal to 10% of the Actual Direct Labor Costs of all Members for the Project.

     "Direct Labor Sharing Percentage" means, with respect to a Member, a fraction, expressed as a percentage, the numerator of which is the Actual Direct Labor Cost of such Member for the Project and the denominator of which is the Actual Direct Labor Cost of all Members for the Project.

     "Distribution" means any distribution of the Net Cash Flow during any Fiscal Year made to the Members in accordance with
ARTICLE IX.

     "Employee Overhead" means overhead charges allocable to contractual and statutory benefits and to administration of employees, including without limitation payroll services, which shall be as follows: (a) with respect to employees designated as "Management/Supervisory" (i) by HE, an amount equal to seventy-five (75%) percent of the salary or wages payable with respect thereto, and (ii) by NGS, an amount equal to the actual cost of such overhead as calculated and demonstrated by NGS, estimated at one hundred (100%) percent of the salary or wages payable with respect thereto, and (b) with respect to other union employees, an amount equal to twenty-five ($0.25) cents per employee per hour.

     "Fiscal Year" means, unless otherwise required by law
(a) the period commencing upon the formation of the Company and ending on December 31 of such calendar year, (b) any subsequent twelve (12) month period commencing on January 1 and ending on December 31, or (c) any portion of the period described in clause
(b) of this sentence for which the Company is required to allocate profits, losses and other items of the Company's income, gain, loss or deduction pursuant to ARTICLE X hereof.

     "Gross Asset Value" means the adjusted basis for federal income tax purposes of each Company asset, except that (a) the Gross Asset Value of each asset contributed to the Company by a Member shall equal its gross fair market value at the time of such contribution and (b) the Gross Asset Value of each Company asset shall be adjusted to equal its gross fair market value at the time of any of the events described in Section 8.3(c). The Gross Asset Value of each Company asset shall be reduced by Depreciation with respect to such item.

     "Interest" means a Member's limited liability company interest in the Company, including, but not limited to, such Member's share of the profits and losses of the Company, the right to vote and a Member's right to receive distributions of the Company's assets in accordance with the provisions of this Agreement and the New York Act.

     "Laws" means:

          (a) all constitutions, treaties, laws, statutes, codes, ordinances, orders, decrees, rules, regulations and municipal by-laws, whether domestic, foreign or international;

          (b) all judgments, orders, writs, injunctions, decisions, rulings, decrees and awards of any governmental body;

          (c) all policies, practices and guidelines of any governmental body; and

          (d) any amendment, modification, re-enactment, restatement or extension of the foregoing, in each case binding on or affecting the party or Person referred to in the context in which such word is used;

and "Law" shall mean any one of them.

     "Managers" means the three designees who shall oversee the management of the Company's affairs in accordance with ARTICLE
IV.

     "Member" means each of HE and NGS and includes any Person admitted as an Additional Member or a substitute Member pursuant to the provisions of this Agreement, in such Person's capacity as a member of the Company, and "Members" means two (2) or more of such Persons when acting in their capacities as Members of the Company. For purposes of the New York Act, the Members shall constitute one (1) class or group of Members.

     "Net Cash Flow" means the excess, if any, of the cash receipts of the Company (including Capital Contributions) over the sum of (a) operating expenses (excluding depreciation, amortization and non-cash charges), (b) expenditures by the Company for capital assets or capital improvements of Company property, (c) payments of principal and/or interest required under any indebtedness of the Company, and (d) Reasonable Reserves for payments, cash and expenses described in (a) through
(c) herein (provided that any amounts released from a reserve shall be treated as cash receipts for the period).

     "Net Income" or "Net Loss" shall mean with respect to each Fiscal Year or other period, an amount equal to the Company's
Taxable Income or Tax Loss, as the case may be, for such year or period, together with the following adjustments:

          (a) income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Net
Income or Net Loss pursuant to this definition shall be added to such Taxable Income or Tax Loss;

          (b) any expenditures of the Company described in Code
Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i) and not otherwise taken into account in computing Net Income or Net
Loss pursuant to this definition shall be subtracted from such Taxable Income or Tax Loss;

          (c) in the event the Gross Asset Value of any Company asset is adjusted pursuant to Section 8.3(c) hereof, the amount of such adjustment shall be taken into account as a gain or loss on disposition of such asset immediately prior to the event causing the adjustment for purposes of computing Net Income and Net Loss;

          (d) with respect to each Company asset the Gross Asset Value of which differs from its adjusted federal income tax basis, (i) in lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such Taxable Income or Tax Loss, there shall be taken into account Depreciation for such fiscal year of the Company or other period; and (ii) gain or loss resulting from any disposition of such asset shall be computed by reference to its Gross Asset Value, rather than its adjusted federal income tax basis; and

          (e) notwithstanding any other provision of this definition of Net Income and Net Loss, any items comprising the Company's Net Income or Net Loss that are allocated pursuant to
Section 10.2 shall not be taken into account in computing Net
Income or Net Loss.

     "New York Act" means the New York Limited Liability Company
Law, as amended from time to time.

     "Officer" means an officer of the Company.

     "Owner" means the owner of the Project, namely Global Common
Greenport, LLC.

     "Percentage Interest" means the Interest of a Member, expressed as a portion of one hundred percent, as shown on
Schedule 1 hereto, which reflects the Member's ownership interest in the Company, as adjusted from time to time.

     "Person" includes any individual, corporation, association, partnership (general or limited), joint venture, trust, estate, limited liability company, or other legal entity or organization.

     "Project" means the complete engineering, design, procurement and construction to support the installation of the peaking power plant in Greenport, Long Island, New York.

     "Project Agreement" means that certain agreement between the Company and the Owner with respect to the engineering, procurement and construction of the Project.

     "Reasonable Reserves" means reserves calculated in accordance with generally accepted accounting principles as well as reserves set aside by the Board of Managers in the Company's name in order to satisfy the Company's reasonably anticipated requirements for at least two (2) months of operations, which shall include, without limitation, reserves against possible losses and the payment and making provision for the payment, when due, of obligations of the Company, including obligations owed to Members, including without limitation obligations for taxes by virtue of the Company electing to be treated as a partnership for all federal, state and local purposes, and funds for any other reasonable Company purposes.

     "Regulations" means the federal income tax regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of any succeeding regulations).

     "Taxable Income" or "Tax Loss" means with respect to each Fiscal Year or other period, an amount equal to the Company's taxable income or loss for such Fiscal Year or period determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be separately stated pursuant to Code Section 703(a)(1) shall be included in such taxable income or loss).

     "Tax Matters Member" has the meaning set forth in Section
13.1 hereof.

     1.2 Headings. The headings and subheadings in this Agreement are included for convenience and identification only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

                          ARTICLE II

                         ORGANIZATION

     2.1  Formation.

          (a) The Members hereby form the Company as a limited liability company under and pursuant to the provisions of the New York Act and agree that the rights, duties and liabilities of the Members shall be as provided in the New York Act, except as otherwise provided herein.

          (b) Upon the execution of this Agreement or a counterpart of this Agreement, HE and NGS shall be admitted as Members.
(c)  HE, as an authorized person within the meaning of the New
York Act, has executed, delivered and filed the Articles.

     2.2 Name. The name of the Company formed hereby is Greenport Power, LLC. The business of the Company may be conducted under any other name designated by the Board of Managers upon compliance with all applicable Laws.

     2.3 Purpose. The Company is formed for the object and purpose of submitting a bid for and completing the Project; to engage in any and all activities necessary, convenient, desirable or incidental to the foregoing; and to engage in any lawful act or activity for which limited liability companies may be formed under the New York Act.

     2.4 Term. The term of the Company shall commence on the date the Articles are filed in the office of the Secretary of State of the State of New York and shall continue until the Company is dissolved in accordance with the provisions of this Agreement
(the "Term"). The existence of the Company as a separate legal entity shall continue until cancellation of the Articles in the manner required by the New York Act, which the Board of Managers shall cause to occur upon the occurrence of any of the events described in Sections 7.1(b), 7.1(c) and 15.4.

     2.5 Registered Agent and Office. The Company's registered agent and office in the State of New York shall be CT Corporation
System, 111 Eighth Avenue, New York, NY 10011.  At any time, the
Board of Managers may designate another registered agent and/or registered office.

     2.6 Principal Place of Business. The principal place of business of the Company shall be 2 Access Road, Patchogue, NY
11772. At any time, the Board of Managers may change the location of the Company's principal place of business to another location.

     2.7 Qualification in Other Jurisdictions. The Board of Managers shall cause the Company to be qualified, formed or registered under the Laws of any jurisdiction in which the Company transacts business. HE, as an authorized person within the meaning of the New York Act, shall execute, deliver and file any certificates
(and any amendments and/or restatements thereof) necessary in connection therewith.

                          ARTICLE III

                            MEMBERS

     3.1 Members and their Percentage Interests. The name, mailing address, and Percentage Interest of each Member shall be listed on Schedule 1 attached hereto. The Board of Managers shall be required to update Schedule 1 from time to time as necessary to accurately reflect the information therein. Any amendment or revision to Schedule 1 made in accordance with this Agreement shall not be deemed an amendment to this Agreement. Any reference in this Agreement to Schedule 1 shall be deemed to be a reference to Schedule 1 as amended and in effect from time to time.

     3.2 Member's Interest. A Member's Interest shall for all purposes be personal property. A Member has no interest in specific Company property.

     3.3 Powers of Members. The Members shall have the power to exercise any and all rights or powers granted to the Members pursuant to the express terms of this Agreement and the New York
Act.

     3.4 Voting. Except as otherwise expressly provided herein or otherwise required by applicable Laws, whenever this Agreement requires or permits actions to be taken by the Members, the decision by the Members owning more than fifty (50%) percent (individually or in the aggregate) of the Percentage Interests shall control; provided, however, that at all meetings of the Members, Members owning more than fifty (50%) percent
(individually or in the aggregate) of the Percentage Interests shall constitute a quorum for the transaction of business. If a quorum shall not be present at any meeting of the Members duly called, the Members present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present. Any action required or permitted to be taken by the Members may be taken without a meeting if all Members consent in writing to the adoption of a resolution authorizing the action.

     3.5  Reimbursements.

          (a) The Company shall reimburse the Members for all ordinary and necessary out-of-pocket expenses incurred by the Members in connection with the performance of their duties in accordance with Article VII on behalf of the Company. Such reimbursement shall be treated as an expense of the Company and shall not be deemed to constitute a distributive share of profits or a Distribution or return of capital to any Member.

          (b) All third party expenses related to this Agreement incurred by a Member, whether before, on or after the date of this Agreement, shall be submitted for approval of the Board of Managers, and if approved shall be borne by the Company, or as otherwise determined by the Board of Managers. All legal fees, fees to third party professionals such as, but not limited to, engineers, architects and consultants and fees to subcontractors shall be deemed approved and shall be borne by the Company.

     3.6 Partition. Each Member waives any and all rights that it may have to maintain an action for partition of the Company's property.

     3.7 Withdrawal. Except as otherwise provided in Section 7.1(b), a Member may not withdraw from the Company without the written consent of all of the other Members prior to the dissolution and winding up of the Company.

     3.8 Representations and Warranties of Members. Each Member hereby represents and warrants to the other Member as follows:

          (a) Organization and Existence. Such Member is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation. Such Member has full corporate or similar power and authority to own and lease the properties and assets it now owns and leases and to carry on its business as and where such properties and assets are now owned or leased and in such manner as such business is now conducted. Such Member is duly licensed or qualified to do business and is in good standing in the State of New York to the extent necessary or desirable to fully perform under this Agreement and the Project Agreement.

          (b) Authority and Approval. Such Member has the corporate or similar power and authority to enter into this Agreement and the other agreements referred to herein to which it is a party, and to perform its obligations hereunder and thereunder. This
Agreement is a valid and binding obligation of such Member, enforceable against it in accordance with its terms. When executed, the other agreements referred to herein to which such Member is a party will be valid and binding obligations of such Member enforceable against it in accordance with their respective terms.

          (c) No Conflict. The execution, delivery, and performance of this Agreement and the other agreements referred to herein do not and will not (i) conflict with, or cause a default (whether with or without the passage of time or the giving of notice or both) under, or require the consent of any person or entity under any indenture, mortgage, lien, lease, agreement, or instrument to which such Member is a party or by which it is bound, or (ii) violate any provision of, or require any consent, authorization, or approval under, any law or administrative regulation or any judicial, administrative or arbitral order, award, judgment, decree or injunction by which such Member is bound.
(d) Investment; Restrictions on Transfer. Each Member is purchasing its Interest for investment purposes only, and not with a view toward the distribution or resale thereof. Interests in the Company shall not be Transferred except in accordance with the provisions of this Agreement.

                           ARTICLE IV

                            MANAGEMENT

     4.1  Management of the Company.

          (a) The business operations and affairs of the Company shall be managed by a Board of Managers ("Board of Managers") which shall consist of three Managers, and each of HE and NGS shall be entitled to designate one (1) Manager and the Members shall jointly select a third Manager. The initial Manager designees of HE and NGS shall be as follows: HE designates Michael J.
Giarratano; and NGS designates Stephen C. Persutti.

          (b) Except as otherwise provided by Law or this Agreement, at all meetings of the Board of Managers, a majority of the entire
Board of Managers shall constitute a quorum for the transaction of business and the act of a majority of the Managers present at any meeting duly called at which there is a quorum shall be the act of the Managers. If a quorum shall not be present at any meeting of the Board of Managers duly called, the Managers present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present. Any action required or permitted to be taken by the Board of Managers or a committee thereof may be taken without a meeting if all members of the Board or the Committee consent in writing to the adoption of a resolution authorizing the action. Any meeting of Managers may be held by telephone conference call, provided all of the Managers participating in the meeting are on the same telephone conference call and all of the Managers can hear each other and participate in such conference call.

          (c) In the event that any named Manager designated above is unable to serve, or once having commenced to serve, is removed or withdraws from the Board of Managers of the Company in accordance with applicable Law (each, a "Withdrawing Manager"), such Withdrawing Manager's replacement (the "Substitute Manager") on the Board of Managers of the Company will be nominated and designated by the Member that originally nominated the Withdrawing Manager, provided that the other Members shall have the right of approval over any new Manager designees, such approval not to be unreasonably withheld. The Members hereby agree to take all actions within their respective power, including, but not limited to, the voting of all Interests respectively owned by them, to cause the election of such Substitute Manager as soon as practicable following his or her nomination and designation.

          (d) Except as limited by this Agreement (including without limitation subsection (e) below) or otherwise provided in the New York Act or other applicable Laws, the Board of Managers shall have the exclusive right and power to oversee the management of the business of the Company and is authorized to do, on behalf of the Company, all things which are necessary or appropriate to carry out the Company's purposes. Without limiting the foregoing and subject to the provisions of subsection (e) below, the Board of Managers may cause the Company to:

               (i) Enter into or execute any agreement, contract, document, certification or instrument for any work or the furnishing of any material or equipment for the Project;

               (ii) Incur any liability for borrowed money, including without limitation borrowings under the Credit Facility, the Defaulted Loans and the Member Loans and determining the necessity or desirability of guarantees, indemnity agreements and the credit enhancements by the Members with respect to the Credit Facility;

                (iii) Approve expenses for reimbursement by the Company incurred by a Member;

                (iv) Appoint, remove, select successors to and fill vacancies with respect to the Officers, Project Manager, Assistant Project Manager and agents of the Company;

                (v) Assign duties to and determine salaries of the Officers, Project Manager and Assistant Project Manager, and approve the authority of the Officers, Project Manager and Assistant Project Manager with respect to taking any actions described in clause (i) above;

                (vi) Determine the markups on the bid(s);

                (vii) Specify duties to HE and NGS in addition to the HE Services and NGS Services;

                (viii) Invest all funds of the Company;

                (ix) Determine whether failure to perform or negligent performance of a Member has occurred;

                (x)  Make a Capital Call;

                (xi) Select and determine the duties of the accountant for the Company;

                (xii) Determine the bonding amounts and companies with respect to Persons handling the funds of the Company; and

                (xiii) Determine the extent and amount of insurance to be purchased and maintained by the Company.

          (e) Notwithstanding anything to the contrary in this Agreement, the Board of Managers shall not have the power to undertake any of the following actions without the unanimous consent of the Managers and the Members:

               (i) Amend, terminate or cancel this Agreement or the Articles;

               (ii) Enter into or execute any agreement, contract, document, certification or instrument for any work or the furnishing of any material or equipment for the Project involving payments in excess of $100,000 individually or, in the case of a series of related transactions, in the aggregate;

                (iii) Incur any liability for borrowed money in excess of $100,000 individually or, in the case of a series of related transactions, in the aggregate, other than borrowings under the Credit Facility up to $8,000,000 in the aggregate (which borrowings up to $8,000,000 are hereby approved) and other than Defaulted Loans or Member Loans;

                (iv) Dissolve or wind up the Company except as provided in ARTICLE XV hereof;

                (v) Sell, lease, transfer, mortgage, pledge or otherwise dispose of the assets or business of the Company or any part thereof outside the ordinary course of business;

                (vi) Admit any Members;

                (vii) Consolidate or merge the Company with any other company, association, partnership or legal entity; or

                (viii)  Do any act in contravention of this Agreement.

     4.2 Reimbursements. The Company shall reimburse the Managers for all ordinary, reasonable and necessary out-of-pocket expenses incurred by the Managers in connection with the performance of their duties hereunder on behalf of the Company.

     4.3 Amicable Resolution. The Members acknowledge that irreconcilable differences may arise concerning the matters set forth in of this Agreement. In attempting to resolve any such differences, including any time that the Members are unable to reach agreement on any of the actions set forth in Section 4.1(e) hereof, each Member shall negotiate in good faith and shall use all reasonable efforts to resolve such differences on an amicable basis by open discussion between the Members. The Members shall cooperate to permit the continued conduct of the business without permitting such differences to affect other areas of the business.

     4.4  Arbitration.

          (a) Any disputes between the parties hereto arising out of or relating to this Agreement, including, without limitation, any alleged breach hereof, which cannot be resolved in accordance with Section 4.3 shall be submitted to and settled by arbitration in accordance with the Construction Industry Mediation and Arbitration Rules of the American Arbitration Association ("AAA") then in effect. Such arbitration shall be controlled by the provisions of this Agreement and shall be conducted by a panel of three (3) arbitrators in accordance with such rules in New York, NY, whose decision shall not be appealed or otherwise challenged on the merits, except that any Member may appeal alleged errors in application of the Laws by the arbitrators to a court of competent jurisdiction. In the event of arbitration, each of NGS and HE shall select one (1) arbitrator and the Members shall jointly select a third arbitrator. The decision of the three (3) arbitrators shall be rendered in writing, and judgment on such award may be entered in any court of competent jurisdiction.

          (b) The arbitrators shall award the costs and expenses of the arbitration, including reasonable attorneys' fees, disbursements, arbitration expenses, arbitrators' fees and the administrative fee of the AAA, which award shall reflect the determination of the arbitrators on the merits.

          (c) In addition to the foregoing remedy of arbitration, each Member shall be entitled to seek from any court of competent jurisdiction such equitable relief, including specific performance, as such Member may be entitled under applicable
Laws.

                             ARTICLE V

                             MEETINGS

     5.1 Meetings of the Managers. Meetings of the Managers may be called at any time by any Manager. The Managers shall use their reasonable efforts to hold a meeting of the Managers no less than monthly during any Fiscal Year. Notice of any meeting shall be given to all Managers not less than ten (10) days nor more than sixty (60) days prior to the date of such meeting, and shall specify the general nature of the business to be transacted. The Managers shall consult in good faith with the other Managers regarding mutually satisfactory meeting times. Each Manager may authorize any Person to act for it by proxy on all matters in which a Manager is entitled to participate, including waiving notice of any meeting, or voting or participating at a meeting. Every proxy must be signed by the Manager or its respective attorney-in-fact.

     5.2 Meetings of the Members. Any executive officer of a Member shall be deemed authorized to represent a Member at a meeting. Meetings of the Members may be called at any time by any Member or Manager. All notices of meetings of Members should be sent or otherwise given not less than ten (10) days, nor more than sixty
(60) days, before the date of the meeting. Notice may be waived in writing by the Members, either before, during or after any meeting. The notice shall specify (a) the place, date and hour of the meeting, and (b) the general nature of the business to be transacted. The Members shall consult in good faith with the other Members regarding mutually satisfactory meeting times.
Each Member may authorize any Person to act for it by proxy on all matters in which a Member is entitled to participate, including waiving notice of any meeting, or voting or participating at a meeting. Every proxy must be signed by the Member or its respective attorney-in-fact.

                         ARTICLE VI

                   OFFICERS;  PROJECT MANAGER

     6.1 Officers. The Officers of the Company shall be chosen by the Board of Managers and shall initially consist of a President, Vice President and Secretary-Treasurer, who initially shall be as follows: Michael J. Giarratano shall be President; and Stephen
C. Persutti shall be Vice President and Secretary-Treasurer. The Board of Managers may appoint such other Officers and agents as they deem necessary who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board of Managers. For clarification, the same individual may be both one or more
Officers and a Manager. The salaries, if any, of all Officers and agents of the Company shall be determined by or in the manner prescribed by the Board of Managers. The Officers of the Company shall hold office until their successors are chosen and are qualified. Any Officer elected or appointed by the Board of Managers may be removed at any time by the Board of Managers upon a good faith determination that such Officer is not adequately performing his or her duties hereunder in a commercially reasonable manner. Any Officer may resign his or her office at any time and such resignation shall take effect upon receipt thereof by the Board of Managers, unless otherwise specified in the resignation. Any vacancy occurring in any office of the Company shall be filled by the Board of Managers.

     6.2 President. The President shall be the chief executive officer of the Company and shall have the general powers and duties of supervision and management of the Company, subject, however, to the control of the Board of Managers. The President, at the direction of the Board of Managers, shall have the authority to execute and deliver such purchase orders, rental agreements, subcontracts and other agreements approved by (a) a majority of the Board of Managers in the case of any such orders or agreements involving payments individually or in the aggregate up to $100,000, and (b) the entire Board of Managers in the case of any such orders or agreements involving payments individually or in the aggregate in excess of $100,000; and in all cases as are necessary and appropriate to carry out the Project. The President shall also perform all duties incident to the office of President and such other duties as may from time to time be assigned to him or her by the Board of Managers.

     6.3 Vice President. The Vice President, at the direction of the Board of Managers, shall have the authority to execute and deliver such purchase orders, rental agreements, subcontracts and other agreements approved by (a) a majority of the Board of Managers in the case of any such orders or agreements involving payments individually or in the aggregate up to $100,000, and
(b) the entire Board of Managers in the case of any such orders or agreements involving payments individually or in the aggregate in excess of $100,000; and in all cases as are necessary and appropriate to carry out the Project. The Vice President shall perform such other duties and shall have such authority as from time to time may be assigned to him or her by the Board of Managers or the President.

     6.4 The Secretary-Treasurer. (a) The Secretary shall attend, and keep the minutes of all proceedings of the Board of Managers and the minutes of, all meetings of the Members and the Managers, in books provided for that purpose, of which he or she shall be the custodian; he or she shall attend to the giving and serving of all notices for the Company; and he or she shall have charge of the seal of the Company and such other books and papers as the Board of Managers may direct and he or she shall in general perform all the duties incident to the office of Secretary and such other duties as may be assigned to him or her by the Board of Managers or the President.

          (b) Subject to the direction of the Board of Managers, the provisions of Sections 7.8 and 12.4 and as otherwise generally set forth in this Agreement, the Treasurer shall have the general care and custody of all the funds and securities of the Company which may come into his or her hands and shall deposit the same to the credit of the Company in such bank or banks or depositories as from time to time may be designated by the Board of Managers, and shall pay out and dispose of the same under the direction of the Board of Managers. The Treasurer shall in general perform all duties incident to the position of Treasurer and such other duties as may be assigned to him or her by the Board of Managers or the President.

          (c) The offices of Secretary and Treasurer shall initially be held by one individual, as Secretary-Treasurer.

     6.5 Project Manager and Assistant Project Manager. The Board of Managers shall appoint a Project Manager and an Assistant Project Manager for the Project, who shall be responsible for overseeing the construction operations of such Project, including without limitation (a) the direction and management of the Project in accordance with the policies and procedures established by the Board of Managers, (b) the scheduling, phasing and coordination of the Project and (c) the contacts with the Owner and the Owner's authorized representatives. The Project Manager and/or the Assistant Project Manager, at the direction of the Board of Managers, shall have the authority to execute and deliver such purchase orders, rental agreements, subcontracts and other agreements approved by (x) a majority of the Board of Managers in the case of any such orders or agreements involving payments individually or in the aggregate up to $100,000, and (y) the entire Board of Managers in the case of any such orders or agreements involving payments individually or in the aggregate in excess of $100,000; and in all cases as are necessary and appropriate to carry out the Project. The salaries of the Project Manager and the Assistant Project Manager shall be determined by or in the manner prescribed by the Board of Managers. The Project Manager and Assistant Project Manager shall be subject to removal and reappointment by the Board of Managers for failure to perform or the negligent performance in accordance with the terms of this Agreement, in the discretion of the Board of Managers.

     6.6 Officers as Agents. The Officers, to the extent of their powers set forth in this Agreement or otherwise vested in them by action of the Board of Managers, are agents of the Company for the purpose of the Company's business, and the actions of the Officers taken in accordance with such powers shall bind the Company.

     6.7 Delegation. The Officers may delegate any of their specific powers under this Agreement to another person or person(s), and such authority may be general or confined to specific instances.

                         ARTICLE VII

                   BUSINESS OF THE COMPANY

     7.1  Submission of Bid.

          (a) The Members do hereby agree to work together to prepare and cause the Company to submit a bid or proposal to the Owner for work to be provided by the Company in connection with the Project. Such bid or proposal shall be submitted in the name of the Company; provided, however, no bid or proposal shall be submitted naming any Member hereto as one of the Company unless that Member shall have agreed, in writing, to all of the terms, covenants and conditions contained in such bids or proposals including, without limitation, the amount of the bid; and provided, further, that the bid will include markups with respect to: direct labor; material, equipment and subcontractors; all as agreed upon by the Board of Managers.

          (b) Prior to the submission of any bid or proposal to the Owner by the Company, any Member may withdraw from this Agreement for any reason whatsoever and, upon such withdrawal, this Agreement shall be null and void and of no further force or effect and all duties and obligations of the Members hereto shall terminate and no Member shall have any further obligations to the other except for the provisions of Sections 4.2, 4.3, 4.4, 7.4, 7.11, 15.3,
15.5, 15.6, 16.1, 16.8 and 16.10, which shall survive until the duly authorized filing of the Articles of Dissolution of the Company. After any bid or proposal has been submitted, no change shall be made therein unless such change shall be consented to by all Members.

          (c) If any or all bids or proposals submitted to the Owner by the Company are accepted by such Owner, the Members shall execute such documents and shall take such other steps as such Owner may require to make the Project Agreement a legal and binding agreement among the Company and Owner. If required by the Owner, the Members shall, jointly and severally, guarantee the performance by the Company of the Company's obligations under the Project Agreement. Notwithstanding any such joint and several guarantee to the Owner, the Members agree, as among themselves, that no Member's aggregate liability under such guarantees shall exceed its Percentage Interest in the total sum actually paid or accrued with respect to the Project. If none of the bids or proposals are accepted by the Owner, this Agreement shall be null and void and of no further force or effect and all duties and obligations of the Members hereto shall terminate and no Member shall have any further obligations to the other except for the provisions of Sections 4.2, 4.3, 4.4, 7.4, 7.11, 15.3, 15.5,
15.6, 16.1, 16.8 and 16.10, which shall survive until the duly authorized filing of the Articles of Dissolution of the Company.

          (d) Any negotiations with the Owner, subsequent to the submission of the bid(s), but prior to the award, shall include at least one authorized representative of each Member (who may be Managers), and all the Members must concur before any agreements so negotiated are binding.

           (e) With respect to the Project, (i) if the Company does not enter into a Project Agreement with the Owner, then no Member may enter into a contract to perform any services contemplated for such Project without the written consent of the other Members, and (ii) in the event a Member withdraws from this Agreement for any reason whatsoever, upon such withdrawal, such Member may not enter into a contract to perform any services contemplated for the Project without the written consent of the other Members.

     7.2  HE Responsibilities and Obligations.

          (a) HE shall provide to the Company those certain services set forth in the Project Agreement with respect to the bid and/or proposal in connection with the Project, and all other duties as specified by the Board of Managers.

           (b) HE shall also provide to the Company the services of HE employees ("HE Employees") for Direct Labor at HE's Actual Direct
Labor Costs. HE agrees not to materially increase the compensation of, including, without limitation, wages, salaries and other benefits of, or terminate, any of the HE Employees without prior written consent of the Board of Managers. The HE Employees shall provide services to the Company on a full-time basis, or a part-time basis if so agreed by the Board of Managers and HE, but shall remain employees of HE and shall be paid by, and receive benefits from, HE. In the event any of the HE
Employees from time to time are unwilling or unable to provide reasonably satisfactory services to the Company, as determined by the Board of Managers and HE (each such employee, a "Terminated
HE Employee"), then HE shall supply from time to time replacement or supplemental employees of HE to render services to the Company as HE Employees. Neither the Board of Managers nor the Company shall have any obligations to any Terminated HE Employee after the date on which such Terminated HE Employee ceases to render services to the Company as an HE Employee; provided that the Company shall reimburse HE for wages, salary and other benefits accrued by each Terminated Employee prior and up to the date on which each such Terminated HE Employee ceases to render services to the Company as an HE Employee.

     7.3  NGS Responsibilities and Obligations.

          (a) NGS shall provide to the Company those certain services set forth in the Project Agreement with respect to the bid and/or proposal in connection with the Project, and all other duties as specified by the Board of Managers.

          (b) NGS shall also provide to the Company the services of NGS employees (the "NGS Employees") for Direct Labor at NGS's Actual
Direct Labor Costs. NGS agrees not to materially increase the compensation of, including, without limitation, wages, salaries and other benefits of, or terminate, any of the NGS Employees without prior written consent of the Board of Managers. The NGS
Employees shall provide services to the Company on a full-time basis, or a part-time basis if so agreed by the Board of Managers and NGS, but shall remain employees of NGS and shall be paid by, and receive benefits from, NGS. In the event any of the NGS
Employees from time to time are unwilling or unable to provide reasonably satisfactory services to the Company, as determined by the Board of Managers and NGS (each such employee, a "Terminated
NGS Employee"), then NGS shall supply from time to time replacement or supplemental employees of NGS to render services to the Company as NGS Employees. Neither the Board of Managers nor the Company shall have any obligations to any Terminated NGS
Employee after the date on which such Terminated NGS Employee ceases to render services to the Company as an NGS Employee;
provided that the Company shall reimburse NGS for wages, salary and other benefits accrued by each Terminated Employee prior and up to the date on which each such Terminated NGS Employee ceases to render services to the Company as an NGS Employee

     7.4 Payment for Services and Employees. With respect to the provisions of Sections 7.2 and 7.3 above, the Company shall reimburse each of HE and NGS on a monthly basis for all Actual Direct Labor Costs. Within ten (10) days after the end of each calendar month following the execution of this Agreement, each of HE and NGS shall invoice the Company (with reasonably appropriate back-up including, without limitation, a payroll record certified by such Member or the applicable payroll company, if any), and within ten (10) days of its receipt of such invoice, the Company shall reimburse each of HE and NGS for all such Actual Direct Labor Costs.

     7.5 Union Employees. If so desired by any Member, the Company shall coordinate with applicable labor unions with respect to employment of certain individuals in connection with and for the duration of the Project. The Company shall be responsible for the wages of such individuals for the duration of their employment by the Company but shall cause applicable labor unions to retain all responsibility and obligation for the costs and provisions of benefits to such individuals.

     7.6 Credit Facility. The Company may borrow funds for working capital in such amount(s) as determined by the Board of Managers (the "Credit Facility"). The Members agree to cooperate and do all such acts commercially reasonable to enable the Company to obtain such Credit Facility, including without limitation executing and providing such guarantees, indemnity agreements and other credit enhancements and agreements as necessary or desirable to obtain satisfactory credit terms in the opinion of the Board of Managers. Notwithstanding whether the lender(s) under the Credit Facility require joint and several liability in connection with any guarantees, indemnity agreements and other credit enhancements and agreements with respect to the Credit Facility, the Members agree, as among themselves, that no Member's aggregate liability shall exceed its Percentage Interest in the total sum actually paid or accrued with respect to the Project.

     7.7 Bonding. To the extent the Company is required to provide Bonds, as hereinafter defined, with respect to the Project, the Members, individually and in combination, shall take such steps and execute and provide such guarantees, indemnity agreements and other credit enhancements and agreements as may be required to enable the Company to obtain the Bonds. If less than all Members have liability to the surety issuing the Bonds on behalf of the Company, (a) the Member(s) without such liability shall, at the request of the Member(s) having such liability, enter into a subcontract with the Company to perform such Member's Direct
Labor and shall provide a performance bond in favor of the Company in the amount such that the proportionate liability for Bonds of each Member shall be its respective Percentage Interest, or (b) the Company shall otherwise indemnify the Member(s) having such liability with respect to such liability (such that such Member's liability shall be limited to its Percentage Interest with respect to the aggregate amount thereof). The term "Bonds" shall mean all payment, performance, completion bonds and all other bonds, guarantees, indemnity agreements, and other credit enhancements and agreements as may be required in connection with the Project. Payment for all Bonds (whether in favor of the Owner or the Company) shall be a direct cost of the Company. Alternatively, the Members shall have the option, at each of their discretion, to directly provide any payment and performance bonds or other bonds or similar guarantees required with respect to the Project and shall coordinate with the Company and the other Members in connection therewith.

     7.8  Insolvency.

          (a) Upon the bankruptcy or insolvency of any Member, or should any party commit any act of bankruptcy or take advantage of any bankruptcy, reorganization, composition or arrangement statute, then, from and after such date, such Member, its successors or assigns (hereinafter referred to as the "insolvent party") and its representative(s) shall cease to have any voice in the management of the Company and the Project (anything in this Agreement to the contrary notwithstanding). All actions and decisions with respect to the Company and the Project shall thereafter be taken solely by the remaining Member(s), their designees to the Board of Managers and the Officers appointed thereby. Any Manager designee to the Board of Managers of such insolvent party pursuant to Section 4.1(a) shall immediately become, and continue to be, designated (jointly, as applicable) by the Member(s) who are not insolvent parties.

          (b) Notwithstanding the foregoing, the insolvent party shall retain its Interest for economic purposes only and shall have such economic rights and liabilities as set forth in this Agreement in accordance with its Percentage Interest.

     7.9  Company Funds.

          (a) All funds of the Company (whether by virtue of payments under the Project Agreement, the Credit Facility, Capital
Contributions, Member Loans or otherwise) shall be invested in certificates of deposit, money market accounts or other short term investments approved by the Board of Managers, such that such funds will earn interest without interfering with the payment of current obligations of the Company as they become due.

         (b) All monies (i) contributed or advanced to the Company by the Members of the Company, (ii) borrowed by the Company, (iii) received as payments or otherwise under the Project Agreement or
(iv) otherwise received by the Company, shall be treated and regarded as, and are hereby declared to be, trust funds for the performance of the Project Agreement and for no other purpose until the Project Agreement shall have been fully completed and accepted by the Owner, and until all obligations of the Members shall have been paid, otherwise discharged, or provided for by adequate reserves. Such reserves shall likewise be treated as "trust funds" until they shall have served the purposes for which they were created.

     7.10 Construction Costs.

          (a) For the purpose of determining profit and loss, construction costs to be charged to the Company shall include the costs of all subcontracts, labor, material, plant and equipment purchased or rented, bonds, insurance, taxes on labor and material, legal and accounting fees, liabilities not secured by insurance, and all other expenses and obligations incurred or suffered in or about the performance of the Project Agreement, which expenses and obligations are of a nature which under generally accepted accounting principles would be properly charged as a cost of performance of the Project Agreement.

          (b) Construction costs shall not include any charge against the Company for any overhead expense or charge for the main or branch offices of any Member, nor any charge for the time or travel expense of any officer, employee or agent of any Member then engaged in the business of the Company, except as such charge may be approved by the Board of Managers.

          (c) Any property, including equipment, made available by a Member to the Company in connection with the performance by the Company of its obligations under the Project Agreement shall be billed by such Member to the Company at seventy-five (75%) percent of Blue Book rates, or if not included in the Blue Book, at fair market rates.

     7.11 Member Nonperformance.

          (a) Upon not less than seven (7) days' written notice from the Board of Managers, if a Member substantially fails to perform or negligently performs in accordance with the terms of this Agreement, in the discretion of the Board of Managers, through no fault of the other Members (a "Non-Performing Member"), such Non-Performing Member shall cease to have any voice in the management of the Company and the Project (anything in this Agreement to the contrary notwithstanding). All actions and decisions with respect to the Company and the Project shall thereafter be taken solely by the remaining Member(s), their designees to the Board of Managers and the Officers appointed thereby. Any Manager designee to the Board of Managers of such Non-Performing Member pursuant to Section 4.1(a) shall immediately become, and continue to be, designated (jointly, as applicable) by the Member(s) who are not Non-Performing Members.

           (b)  Notwithstanding the foregoing, the Non-Performing
Member shall retain its Interest for economic purposes only and shall have such economic rights and liabilities as set forth in this Agreement in accordance with its Percentage Interest.

                        ARTICLE VIII

          CAPITAL CONTRIBUTIONS AND CAPITAL ACCOUNTS

     8.1 Initial Capital Contributions. Each Member shall make an initial Capital Contribution to the Company in the amount of $500.

     8.2  Additional Capital Contributions.

          (a) If at any time and from time to time during the Term, funds are needed by the Company for working capital or to pay any liabilities, costs, expenses, fees and obligations of the Company, the Board of Managers shall first use commercially reasonable efforts to borrow such funds. The obligations of the Members with respect to any such borrowed money shall be as described in Section 7.6 with respect to the Credit Facility. In the event the Board of Managers is unable to obtain any additional borrowed money, the Board of Managers may call for the Members to make Capital Contributions or loans to the Company ("Member Loans"), in such amounts and at such times as the Board of Managers shall specify (each, a "Capital Call") in accordance with this Section 8.2. If a Capital Call is made by the Board of Managers, the amount of each Member's obligation for Capital Contributions and/or Member Loans shall be in accordance with their respective Percentage Interests.

          (b) Any Capital Call pursuant to Section 8.2(a) shall be made by the Board of Managers by its delivery to the Members of not less than twenty (20) days' prior written notice (a "Capital Call Notice"), setting forth the amounts to be contributed or loaned by each Member, the reason for the Capital Call, the date the capital is required (the "Due Date") and a certification that such amounts will be used for working capital or to satisfy liabilities, costs, expenses, fees and obligations of the Company. All Capital Contributions and/or Member Loans shall be made in cash unless otherwise agreed by all the Members. The terms of any Member Loan are as follows: The Member Loan shall be deemed to be a demand loan and interest shall accrue on the Member Loan at such Member's cost, or upon such other terms as such Member and the Board of Managers shall determine.

          (c) Following the Due Date, the Company shall promptly notify each Member of the failure by any Member (a "Defaulting Member") to make its respective Capital Contribution and/or Member Loan pursuant to the Capital Call Notice (such failure to make a Capital Contribution and/or Member Loan by the Due Date is referred to herein as a "Funding Breach"). The Defaulting Member shall have ten (10) days (the "Capital Call Cure Period") from the date of notice of the Funding Breach to cure such Funding
Breach by delivering to the Company the Capital Contribution and/or Member Loan requested under the Capital Call Notice together with interest thereon calculated at the rate of fifteen
(15%) percent per annum from the date of the Funding Breach to the date of payment.

          (d) If a Defaulting Member shall fail to deliver its Capital Contribution and/or Member Loan together with interest thereon as provided in Section 8.2(c) within the Capital Call Cure Period, then a funding default (a "Funding Default") shall have occurred and the Company shall provide notice of such Funding Default to all of the Members thereafter and for a period of ten (10) days after the issuance of such notice, the non-defaulting Members
(the "Non-Defaulting Members") shall have the option, but shall not be required, to make a Capital Contribution and/or Member
Loan in the amount of all or any part of the Funding Default to the Company without payment of any penalty or interest up to the greater of (i) the product of (A) the amount of the Funding
Default multiplied by (B) a fraction, the numerator of which is such Member's Percentage Interest and the denominator of which is the sum of the Percentage Interests of the Non-Defaulting
Member(s) and (ii) the sum of (A) the amount of the Funding
Default less (B) the amount that the other Non-Defaulting
Member(s) have committed to (and shall) make available in the form of a Capital Contribution and/or Member Loan with respect to the Funding Default (subject to the limits on their proportionate participation as described in clause (i) above).

          (e) To the extent the Funding Default is met by virtue of a Member Loan(s), such amounts shall be referred to as a "Defaulted Loan." The Defaulted Loan shall be deemed to be a demand loan to the Company and interest shall accrue on the Defaulted Loan, at a rate equal to ten (10%) percent per annum above the Prime Rate ("Defaulted Loan Interest"). Any Distributions payable to a Defaulting Member under Section 9.1(b) shall be reduced by the amount of the Defaulted Loan Interest, with respect to a Funding Default by such Defaulting Member, accrued to the date of such Distribution.

           (f) To the extent the Funding Default is met by virtue of a Capital Contribution(s), the Percentage Interests of the Members shall be adjusted in accordance with the following:

               (i) Each Member's initial capital ("Initial Capital") shall be the sum of such Member's initial Capital Contribution plus the product of such Member's Percentage Interests and the aggregate outstanding principal amount of the Credit Facility pursuant to outstanding principal 8.2(a), as applicable. Each Member's existing capital ("Existing Capital") shall be the sum of the Member's Initial Capital and the amount of the total Capital Contributions made by the Member under this Section 8.2.

               (ii) Each Member's new Percentage Interest after each Capital Call satisfied by virtue of a Capital Contribution shall be the percentage derived by dividing such Member's Existing Capital by the aggregate of the Members' Existing Capital (the "Pre-Adjustment Percentage Interest"), adjusted as follows:

               (A) with respect to the Defaulting Member, subtract from such Defaulting Member's Percentage
          Interest in effect immediately prior to the Capital
          Call such Defaulting Member's Pre-Adjustment Percentage
          Interest;

               (B) multiply the difference calculated pursuant to clause (A) by two (2) (the "Adjustment");

               (C)(1) with respect to the Defaulting Member, subtract from such Defaulting Member's Percentage
          Interest in effect immediately prior to the Capital
          Call the Adjustment;

               (2) with respect to the Members other than Defaulting Members, add to such Member's Pre-Adjustment Percentage Interest an amount equal to the product of
          (x) one-half (1/2) of the Adjustment multiplied by
          (y) a fraction, the numerator of which is such Member's Pre-Adjustment Percentage Interest and the denominator of which is the sum of the Pre-Adjustment Percentage Interests of all Members other than Defaulting Members.

          For example, for illustrative purposes only, if
          (1) each Member has made a $1,000,000 initial Capital Contribution, (2) the aggregate outstanding principal amount of the Credit Facility is $3,000,000, (3) a Capital Call is made in the amount of $1,000,000, and
          (4) HE contributes $700,000 and NGS contributes $300,000, all in the form of Capital Contributions, their respective Percentage Interests after such Capital Call, shall be determined as follows:








      Initial Capital                            Existing Capital                  Pre-
                                                                                   Adjustment
                                                                                   Percentage
                                                                                   Interest
HE:   1,000,000 + (.5 X 3,000,000) = 2,500,000   2,500,000 + 700,000 = 3,200,000   3,200,000  = 53%
                                                                                   ---------
                                                                                   6,000,000



NGS:  1,000,000 + (.5 X 3,000,000) = 2,500,000   2,500,000 + 300,000 = 2,800,000   2,800,000  = 47%
                                                                                   ---------
                                                                                   6,000,000






      Adjustment               New Percentage
                               Interest
HE:   --                       53 +  (6  X  53)  = 56%
                                      -     --
                                     (2     53)


NGS: 2 (50-47) = 6             50 - 6            = 44%





































        (g) No Member shall be entitled to withdraw any part of its Capital Contribution or to receive any Distribution from the Company, except as expressly provided in this Agreement or as determined by the unanimous consent of the Members.

         (h)  No Member shall be paid interest on any Capital
Contribution.

         8.3 Capital Accounts. An individual Capital Account shall be maintained for each Member in accordance with the following provisions and the provisions of Sections 12.1, 12.2 and 12.3:

          (a) Each Member's Capital Account shall be credited with (i) the amount of cash contributed by such Member to the Company; (ii) the fair market value of any property contributed to the Company by such Member (net of liabilities secured by such contributed property that the Company is considered to assume or take subject to under Code Section 752); (iii) the amount of such Member's allocable share of Net Income and any items of Company gain or income that are specially allocated to such Member pursuant to
Section 10.2 hereof; and (iv) the amount, if any, of any Company liabilities that are assumed by such Member or secured by any Company property distributed to such Member by the Company.

          (b) Each Member's Capital Account shall be charged with (i) the amount of cash distributed to such Member by the Company; (ii) the amount of such Member's allocable share of Net Loss and any items of Company loss and deduction that are specially allocated to such Member pursuant to Section 10.2 hereof; (iii) the Gross
Asset Value of any property distributed to such Member by the Company (net of liabilities secured by such distributed property that such Member is considered to assume or take subject to under Code Section 752); and (iv) the amount, if any, of any liabilities of such Member assumed by the Company or secured by any property contributed by such Member to the Company.

          (c) In the event of (i) the acquisition of an additional Interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution, (ii) the distribution by the Company to a Member of more than a de minimis amount of cash or assets of the Company as consideration for an Interest in the Company, (iii) the liquidation of the Company for federal income tax purposes pursuant to Regulation Section 1.704-
1(b)(2)(ii)(g), or (iv) an election under Code Sections 734(b) or 743(b), but only as provided in Regulation Section 1.704-1(b)(2)(iv)(m), the Gross Asset Values of the Company's properties shall be adjusted (limited, in the case of the events described in clauses
(i) and (ii), to adjustments which the Members determine are necessary or appropriate to reflect the relative economic interests of the Members) to equal their then fair market values
(as determined by the Manager), and the Capital Accounts of each Member shall be credited or charged with such Member's share (as determined under ARTICLE X hereof) of the Net Income or Net Loss resulting from such adjustments.

          (d) In the event that any Interest in the Company is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred Interest.

          (e) The foregoing provisions and the other provisions of the Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulation Section 1.704-(b), and shall be interpreted and applied in a manner consistent with such Regulation.

                       ARTICLE IX

                      DISTRIBUTIONS

     9.1  Distributions Generally.

          (a) Notwithstanding any provision to the contrary contained herein, the Company shall not make a Distribution to any Member on account of its Interest if such distribution would violate any provision of the New York Act or other applicable law.

          (b)  Subject to Section 9.2, the Company shall make
Distributions to each of the Members of cumulative Net Cash Flow at such times and in such amounts as determined by the Board of Managers in the following order of priority:

               (i) first, to the Members who have made Defaulted Loans until such Members shall have received pursuant to this
          Section 9.1(b)(i) amounts equal to all accrued and unpaid Defaulted Loan Interest with respect to their respective Defaulted Loans, if any, as of the end of such Fiscal Year;

               (ii) then, to the Members who have made Defaulted Loans until such Members shall have received pursuant to this
          Section 9.1(b)(ii) amounts in the aggregate equal to their respective outstanding principal amount of Defaulted Loans;

               (iii) then, to the Members who have made Member Loans until such Members shall have received pursuant to this
          Section 9.1(b)(iii) amounts equal to all accrued and unpaid Member Loan Interest with respect to their respective Member Loans, if any, as of the end of such Fiscal Year;

               (iv) then, to the Members who have made Member Loans until such Members shall have received pursuant to this
          Section 9.1(b)(iv) amounts in the aggregate equal to their respective outstanding principal amount of Member Loans;

               (v)  then, to the Members who have made Capital
          Contributions until such Members shall have received pursuant to this Section 9.1(b)(v) amounts in the aggregate equal to their respective Capital Contributions;

               (vi) then, subject to the provisions of Section 9.1(e) below, to the Members in accordance with their respective Labor Sharing Percentage, until such Members shall have received Direct pursuant to this Section 9.1(b)(vi) amounts equal to the aggregate amount of the Direct Labor Net Proceeds;

               (vii) thereafter, the balance to the Members in accordance with their respective Percentage Interests.

          (c) With respect to a Defaulting Member, the first Distributions payable under subsection (b) above shall be reduced by the aggregate amount of the Defaulted Loan Interest, in all cases without regard to which of clauses (i) through (vii) the Distribution is made. With respect to any Member, no Member shall receive a Distribution to the extent that it would result in such Member's Capital Account becoming negative. The amount of any Distribution not made to a Member because of the application of the preceding sentence, shall instead be distributed to Members with positive Capital Accounts in accordance with and subject to the limitation imposed by the preceding sentence.

          (d) The Company shall distribute to each Member within 90 days after the close of each Fiscal Year an amount, if any, equal to
(i) the sum of the net Taxable Income allocated to such Member for all periods multiplied by 45%, over (ii) the sum of the amounts distributed to such Member pursuant to Section 9.1(b) hereof and this Section 9.1(d). Future Distributions otherwise payable to such Member pursuant to Section 9.1(b) hereof shall be reduced by the amount distributed pursuant to this Section
9.1(d).

          (e) Notwithstanding the provisions of Section 9.1(b) above, and in particular Section 9.1(b)(vi), payments in excess of actual costs of the Members with respect to the Project may not be made until completion of the Project as determined by the Board of Managers. The timing and amount of any Distributions of funds of the Company other than pursuant to Section 9.1(b) and 9.1(d) shall be determined by the Board of Managers.

     9.2 Apportionment of Distributions. Distributions shall be made to Members with a positive Capital Account in proportion to their respective Direct Labor Sharing Percentage or Percentage
Interests, as the same may vary during the Fiscal Year or other period to which such Distributions relate.

                              ARTICLE X

                             ALLOCATIONS


     10.1 Allocations of Net Income and Net Losses.  Subject to
Section 10.3(d) hereof, and after making any allocations (if any) required by Section 10.2 hereof, Net Income and Net Loss shall be allocated among the Members in such a manner that, as of the end of each Fiscal Year (or other period), the Adjusted Capital Account Balance of each Member is equal to the respective net amounts, positive or negative, that would be distributed to them under this Agreement, determined as if the Company were to
(a) sell the assets of the Company for an amount of cash equal to their Gross Asset Value, (b) pay the liabilities of the Company (provided, in the case of nonrecourse liabilities secured by property, the amount of each such liability taken into account shall be limited to the Gross Asset Value of the asset or assets securing such liability), and (c) distribute the proceeds pursuant to Section 9.1(b) hereof.

     10.2 Regulatory Allocations.

          (a) In order to comply with the "qualified income offset" requirement of the Regulations under Code Section 704(b), and notwithstanding any other provision of this Agreement to the contrary, except Section 10.2(b), in the event a Member for any reason (whether or not expected) has an Adjusted Capital Account Deficit, items of Net Income (consisting of a pro rata portion of the items thereof) shall be allocated to such Member in an amount and manner sufficient to eliminate as quickly as possible the Adjusted Capital Account Deficit.

          (b) In order to comply with the "minimum gain chargeback" requirements of Regulation Section 1.704-2(f)(1) and Section 1.704-2(i)(4), and notwithstanding any other provision of this Agreement to the contrary, in the event there is a net decrease in a Member's share of Company minimum gain (as defined in Regulation Section 1.704-2(d)(1)) and/or Member nonrecourse debt minimum gain (as defined in Regulation Section 1.704-2(i)(2)) during a Company taxable year, such Member shall be allocated items of income and gain for that year (and if necessary, for other years) as required by and in accordance with Regulation Section 1.704-2(f)(1) and Section 1.704-2(i)(4) before any other allocation is made.

          (c) All items of deduction and loss that, pursuant to Regulation Section 1.704-2(i), are attributable to a nonrecourse debt for which a Member (or a Person related to such Member under Treasury Regulation Section 1.752-4(b)) bears the economic risk of loss (within the meaning of Regulation Section 1.752-2), shall be allocated to such Member as required by Regulation Section 1.704-2(c). Nonrecourse deductions (as defined in Regulation Section 1.704-2(b)(3)) for any Fiscal Year shall be allocated to the Members in the same proportion as Losses are allocated to the Members for such Fiscal Year.

     10.3 Other Allocation Rules.

          (a) Each separate item of income, gain, deduction, loss and credit of the Company shall be allocated among the Members in the same proportion as the portion of the total Net Income or Net
Loss for the period which is credited or charged to the Capital
Account of each Member bears to the total Net Income or Net Loss for such period.

           (b) If the Percentage Interests of the Members change during a year, then, unless otherwise determined by the unanimous consent of the Members, Net Income or Net Loss for such year shall be allocated among the Members for the periods before and after the date on which the change in Percentage Interests became effective, based on an interim closing of the books. This
Section 10.3(b) shall apply both for purposes of computing a Member's Capital Account and for allocation purposes.

           (c) Income, gain, loss and deductions of the Company shall, solely for federal income tax purposes, be allocated among the Members in accordance with Section 704(c) of the Code, so as to take account of any difference between the adjusted basis of the assets of the Company for federal income tax purposes and their respective Gross Asset Values, and otherwise shall be allocated in the same manner as the related book items were allocated under Sections 10.1 and 10.2 hereof. Except as otherwise determined by the unanimous consent of the Members, any allocations required by
Section 704(c) of the Code shall be effectuated using the traditional method described in Treasury Regulation Section 1.704-3(b)(1).

            (d) In addition to the foregoing, the Members shall be authorized to make such determinations, characterizations and allocations with respect to income, gain, loss, deductions, credits or other tax-related items of the Company, and such adjustments to the Member's Capital Accounts maintained in accordance with Section 8.2 hereof, that the Board determines is necessary or desirable to enable the Company's determinations, characterizations and allocations pursuant to this Agreement to be in accordance with Subchapter K of Chapter 1 of Subtitle A of the Code and any applicable Regulations promulgated thereunder.

                          ARTICLE XI

                  TRANSFERS; ADDITIONAL MEMBERS

     11.1 Transfers of Interests Generally. Except as provided in Sections 7.8 and 7.11 and this ARTICLE XI, no Member may, directly or indirectly, transfer, assign, convey, sell, hypothecate, pledge, alienate or otherwise grant an interest in (collectively, a "Transfer") the whole or any part of its Interest to another Person (including, without limitation, a Member) without the unanimous approval of the Members; provided, however, that a Member may Transfer the whole or any part of its Interest without the requirement for such approval to any of its Affiliates only so long as (a) the other Members are reasonably satisfied with the financial condition of such Affiliate and
(b) if so required under the Project Agreement, the Owner has approved of the Transfer to such Affiliate. In any and all cases, the transferor shall remain responsible for the performance of all of its obligations hereunder, including without limitation for any liability hereunder proportionate to its Percentage Interest. Any Transfer of any Interest in violation of Sections 7.8 or 7.11 or this ARTICLE XI shall be null and void and of no effect for any purpose. No consent of the Members to one or more Transfers shall be deemed consent to any other of the same.

     11.2 Admission of Additional Members.

          (a) By unanimous approval of the Members, the Company is authorized to admit any Person as an additional member of the Company (each, an "Additional Member" and collectively, the "Additional Members"). Each such Person shall be admitted as an Additional Member at the time such Person (i) executes this Agreement or a counterpart of this Agreement and (ii) is named as a Member on Schedule 1 hereto. The legal fees and expenses associated with such admission shall be borne by the Company.

          (b) Additional Members shall not be entitled to any retroactive allocation of the Company's income, gains, losses, deductions, credits or other items; provided that, subject to the restrictions of 706(d) of the Code, Additional Members shall be entitled to their respective share of the Company's income, gains, losses, deductions, credits and other items arising under contracts entered into before the effective date of the admission of any Additional Members to the extent that such income, gains, losses, deductions, credits and other items arise after such effective date. To the extent consistent with 706(d) of the Code and Treasury Regulations promulgated thereunder, the Company's books may be closed at the time Additional Members are admitted (as though the Company's tax year had ended) or the Company may credit to the Additional Members pro rata allocations of the Company's income, gains, losses, deductions, credits and items for that portion of the Company's Fiscal Year after the effective date of the admission of the Additional Members.

                          ARTICLE XII

                        BOOKS AND RECORDS

     12.1 Accountants. The Company shall retain an accountant to perform such duties as may be determined by the Board of Managers. For the purposes of this Agreement, certified figures of the accountant shall be final, conclusive and binding upon the Company and the Members.

     12.2 Books, Records and Financial Statements.

          (a) At all times during the Term, Company shall maintain, at its principal place of business, separate books of account for the Company that shall show a true and accurate record of all costs and expenses incurred, all charges made, all credits made and received and all income derived in connection with the operation of the Company business in accordance with generally accepted accounting principles consistently applied, and, to the extent inconsistent therewith, in accordance with this Agreement. Such books of account, together with a copy of this Agreement and of the Articles, shall at all times be maintained at the principal place of business of the Company and shall be open to inspection and examination at reasonable times by each Member and its duly authorized representative for any purpose reasonably related to such Member's Interest in the Company.

          (b) The Company, and the Tax Matters Member on behalf of the Company, shall prepare and maintain, or cause to be prepared and maintained, the books of account of the Company.

     12.3 Accounting Method. For both financial and tax reporting purposes and for purposes of determining profits and losses, the books and records of the Company shall be kept on the accrual method of accounting applied in a consistent manner in accordance with generally accepted accounting principles and shall reflect all Company transactions and be appropriate and adequate for the Company's business.

     12.4 Bank Accounts.

          (a) One or more joint bank accounts (hereinafter called the "Joint Account(s)") shall be opened in such financial institutions as may be determined by the Board of Managers. Such Joint Account(s) may include (i) a general account, (ii) a field account and (iii) a payroll account. All revenues, working capital and other funds of the Company (whether pursuant to the Project Agreement, Credit Facility, Member Loans, Capital Contributions or otherwise) shall be deposited in the general account and may be drawn upon as required for deposits to the field and payroll accounts. Checks under the amount of $50,000 must be approved by at least one of the applicable Project
Manager, the President or the Vice President. Checks equal to or over the amount of $50,000 must be approved by at least two (2) of the Managers. All authorized signatories and other Persons handling funds of the Company shall be bonded in such amounts and in such companies as the Board of Managers shall determine.

          (b) All payments received by the Company shall be promptly deposited in the Joint Account(s) and invoices received by the Company shall be paid by check drawn against the Joint
Account(s).

          (c) Records of the Company which are required pursuant to law to be retained beyond the duration of this Agreement shall be retained at such place or places as determined by the Board of Managers and the costs thereof shall be shared by the Members in proportion to their Percentage Interests.

                        ARTICLE XIII

                        TAX MATTERS

     13.1 Tax Matters Member.

          (a) HE is hereby designated as "Tax Matters Member" of the Company for purposes of Section 6231(a)(7) of the Code. HE may not choose a forum for the resolution of tax matters or extend any statute of limitation without the written consent of all of the Members.

          (b) The Tax Matters Member shall, within ten (10) days of the receipt of any notice from the Internal Revenue Service in any administrative proceeding at the Company level relating to the determination of any Company item of income, gain, loss, deduction or credit, mail or otherwise deliver a copy of such notice to each Member.

     13.2 Taxation as Partnership. The Company shall be treated as a partnership for U.S. federal income tax purposes. The Tax
Matters Member shall cause the Company to elect such treatment under the Code and under the laws of any relevant jurisdiction that permits such an election.

     13.3 Tax Returns; Elections.

          (a) The Tax Matters Member shall cause all income tax and information returns for the Company to be prepared by the Company's accountant and shall cause such tax returns to be timely filed with the appropriate authorities. All decisions regarding tax elections shall be made by the Tax Matters Member. Copies of such tax and information returns shall be kept at the principal office of the Company or at such other place as the Tax Matters Member shall determine and shall be available for inspection by the Members or their representatives during normal business hours. The Tax Matters Member shall furnish each Member within ninety (90) days after the end of each fiscal year with such information as may be necessary to enable each Member to file his, her or its federal income tax return and any required state or local income tax return. The Tax Matters Member shall cause the Company to pay, out of available cash and other assets, any taxes payable by the Company.

          (b) Each Member agrees to report, on his, her or its own income tax returns each year, each item of income, gain, loss, deduction and credit as reported by the Company to such Member on the Schedule K-1 (or other similar tax report) issued by the Company to such Member for such year. Except as otherwise required by law, no Member shall take any tax reporting position that is inconsistent in any respect with any tax reporting positions taken by the Company or any entity in which the Company owns any equity interest, and, in the event of a breach by such Member of the provisions of this Section 13.3(b), shall be liable to the Company and the Members for any and all costs, liabilities and damages (including consequential damages) incurred by any of them on account of such breach.

     13.4 Organizational Expenses. The Company shall elect to deduct expenses incurred in its organization over a sixty (60) calendar month period as provided in Code Section 709.

                           ARTICLE XIV

        LIABILITY, EXCULPATION, INDEMNIFICATION, TERMINATION

     14.1 Liability. Except as otherwise provided by the New York Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Member or Manager shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member or Manager.

     14.2 Exculpation.

          (a) No Covered Person shall be liable to the Company or any other Covered Person for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of authority conferred on such Covered Person by this Agreement, except as set forth in Section 14.4.

          (b) A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any Person as to matters the Covered Person reasonably believes are within such other Person's professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits, losses or Net Cash Flow or any other facts pertinent to the existence and amount of assets from which Distributions to Members might properly be paid, except as set forth in Section
14.4.

     14.3 Indemnification by the Company.

          (a) A Covered Person shall be entitled to indemnification from the Company for any loss, damage, cost or expense (including attorney's fees) ("Losses") incurred by such Covered Person by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of authority conferred on such Covered Person by this Agreement, except as set forth in Section 14.4 and except that no Covered Person shall be entitled to be indemnified in respect of any Loss incurred by such Covered Person by reason of bad faith or actual and deliberate dishonesty (if such acts were material to the cause of action so adjudicated), gross negligence or willful misconduct with respect to such acts or omissions or if such Covered Person personally gained in fact a financial profit or other advantage to which he, she or it was not legally entitled; provided, however, that any indemnity under this Section 14.3 shall be provided out of and to the extent of Company assets and insurance only, and no Member shall have any personal liability with respect to such indemnity.

          (b) Such claims, causes of action, injury and Losses shall include, without limitation, any losses arising from any claim or cause of action brought under the provisions of the Workers'
Compensation statutes of any State including, without limitation, the State of New York by any of the indemnifying party's employees or the employees of any of the indemnifying party's subcontractors or suppliers.

          (c) Expenses (including legal fees) incurred by a Covered Person in defending any claim, demand, action, suit or proceeding shall, from time to time in the discretion of the Board of Managers, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Covered Person to repay such amount if it shall be determined that the Covered
Person is not entitled to be indemnified as authorized in clause
Section 14.3(a).

     14.4 Indemnification by the Members.

          (a) To the extent claims, causes of action, injury or Losses are not covered by the insurance required to be provided pursuant to
Section 14.5(a), each Member to this Agreement shall protect, hold harmless and indemnify the Company and each other from and against any and all claims, causes of action, injury and Losses arising directly or indirectly out of (but only to the extent caused by) a tortious act or the negligent performance of any HE
Services or NGS Services, respectively, or any other services rendered or the Project Agreement by the indemnifying party, its agents, employees, representatives or subcontractors or any employee of any of them unless such claims, causes of action, injury or Losses, are caused in whole or in part by the indemnified party, its agents, employees, representatives, or subcontractors, or any employee of any of them. This indemnification shall not be construed to negate, abridge or reduced other rights or obligations of indemnity or contribution which would otherwise exist as to a covered Person described in this Section 14.4.

          (b) Such claims, causes of action, injury and Losses shall include, without limitation, any losses arising from any claim or cause of action brought under the provisions of the Workers' Compensation statutes of any State including, without limitation, the State of New York by any of the indemnifying party's employees or the employees of any of the indemnifying party's subcontractors or suppliers. In furtherance thereof, each Member waives the immunity that such Member may have pursuant to the Workers' Compensation provision to, but only with respect to, the other Members and then only to the extent necessary to effectuate fully the provisions of this indemnity.

     14.5 Insurance.

          (a) The Company shall purchase and maintain insurance, to the extent and in such amounts as the Board of Managers shall deem reasonable, on behalf of Covered Persons and such other Persons as the Board of Managers shall determine, against any liability that may be asserted against or expenses that may be incurred by any such Person in connection with the activities of the Company or such indemnities, regardless of whether the Company would have the power to indemnify such Person against such liability under the provisions of this Agreement, including without limitation insurance as will protect from claims set forth below:

               (i) claims under Workers Compensation, disability benefit and other similar employee benefit acts which are applicable to the HE Services or NGS Services, or any other services rendered pursuant to this Agreement or the Project Agreement;

               (ii) claims for damages because of bodily injury, occupational sickness or disease, or death of the Company's employees or the HE Employees or NGS Employees;

                (iii) claims for damages because of bodily injury, sickness or disease, or death of any person other than the Company's employees or the HE Employees or NGS Employees;

                (iv) claims for damages insured by usual personal injury liability coverage which are sustained (A) by a Person as a result of an offense directly or indirectly related to employment of such Person by the Company, or (B) by another Person;

                (v) claims for damages because of injury to or destruction of tangible property, including loss of use resulting therefrom;

                (vi) claims for damages because of bodily injury, death or a person or property damage arising out of ownership, maintenance or use of a motor vehicle;

                (vii) claims for damages to the construction documents and other valuable papers needed to fulfill obligations under this Agreement; and

                (viii) claims for damages arising out of the Company's negligent acts, errors or omissions in the performance of professional services.

               The insurance required hereby shall be written for not less than the limits of liability specified in the Project Agreement or as required by Law, whichever coverage is greater. Coverages, with the exception of clause (viii), whether written on an occurrence or claims-made basis, shall be maintained without interruption from date of commencement of this Agreement or any HE Services or NGS Services, or any other services performed under this Agreement (whichever is earlier) until all services to be performed by the Members and the Company have been completed or until such time as this Agreement has been terminated. The Company will maintain the coverage required hereby, if available, with respect to each project for three (3) years following the date of substantial completion of such Project. Such policies shall include the Members as additional insureds.

          (b) Each Member and, where applicable, the Company shall procure fidelity coverage protecting against loss due to fraudulent or dishonest acts. Each Member shall indemnify the Company and the other Members for losses caused by fraudulent or dishonest acts of its principals and employees to the extent not covered by fidelity insurance available to the Company. In addition, any Member performing professional services on behalf of or for the Company shall procure errors or omissions coverage with respect to the performance of such professional services under this Agreement or the Project Agreement. Such policy shall contain a waiver of subrogation in favor of the other Members and the Company and shall include the Company and the other Members as additional insureds.

           (c) The Company may enter into indemnity contracts with Covered Persons and such other Persons as the Board of Managers shall determine and adopt written procedures pursuant to which arrangements are made for the advancement of expenses and the funding of obligations under Section 14.3 hereof and containing such other procedures regarding indemnification as are appropriate.

     14.6 Outside Businesses. Any Member or Affiliate thereof may engage in or possess interests in other businesses and business ventures of any nature or description, independently or with others, including, without limitation, businesses and business ventures providing the same services as being provided by the Company and the Company and the Members shall have no rights by virtue of this Agreement in and to such other businesses and business ventures or the income or profits derived therefrom.

                           ARTICLE XV

              DISSOLUTION, LIQUIDATION AND TERMINATION

     15.1 No Dissolution. The Company shall not be dissolved by the admission of Additional Members or substitute Members in accordance with the terms of this Agreement.

     15.2 Events Causing Dissolution. The Company shall be dissolved and its affairs shall be wound up upon the occurrence of any of the following events:

          (a)  the unanimous consent of the Members;

          (b)  the unanimous consent of the Board of Managers; or

          (c) the entry of a decree of judicial dissolution of the Company under Section 701(a)(5) of the New York Act.

     15.3 Liquidation. Upon dissolution of the Company, the Members shall carry out the winding up of the Company and shall immediately begin winding up the Company's affairs; provided, however, that a reasonable time shall be allowed for the orderly liquidation of the assets of the Company and the satisfaction of liabilities to creditors so as to enable the Members to minimize the normal losses attendant upon a liquidation. The Members shall continue to share profits and losses during liquidation in the same proportions, as specified in ARTICLE X hereof, as before liquidation. The proceeds of liquidation shall be distributed by the end of the Fiscal Year during which such liquidation occurs or, if later, within ninety (90) days after the date of such liquidation in the following order and priority:

          (a) to creditors of the Company, including Members who are creditors (including without limitation with respect to repayment of the Credit Facility and payment for HE Employees and NGS Employees, as applicable, and for HE Services and NGS Services, as applicable, and any payments due under Section 7.11), to the extent otherwise permitted by Law, in satisfaction of the liabilities of the Company (whether by payment or the making of reasonable provision for payment thereof), other than liabilities for Defaulted Loans, Defaulted Loan Interest, Member Loans,
Member Loan Interest and Distributions; and

          (b) to the Members in proportion to their Capital Account balances after taking into account all adjustments thereto.

     15.4 Termination. This Agreement shall remain in full force and effect until terminated by the entire Board of Managers hereto or until the Project Agreement has been performed and all of the assets of the Company, after payment of or due provision for all debts, liabilities and obligations of the Company, shall have been distributed to the Members in the manner provided for in this ARTICLE XV, and the Articles shall have been canceled in the manner required by the New York Act.

     15.5 Claims of the Members. The Members and former Members shall look solely to the Company's assets for the return of their Capital Contributions, and if the assets of the Company remaining after payment of or due provision for all debts, liabilities and obligations of the Company are insufficient to return such Capital Contributions, the Members and former Members shall have no recourse against the Company or any other Member.

     15.6 Rights to Intellectual Property.

          (a) In the normal course of their respective business interests, each Member has, independently of the other, developed intellectual property, designs drawings, specifications and other instruments of service which are protected by various patents and copyrights ("Existing Intellectual Property"). Each Member shall have a limited nonexclusive royalty-free license, without the right to sublicense, to use the Existing Intellectual Property of the other to the extent such use may be necessary or desirable to perform the work contemplated by the Project Agreement. Except to the extent of such limited license, each Member shall retain all rights and privileges of patent and copyright ownership in its respective Existing Intellectual Property.

           (b) Intellectual property, designs, drawings, specifications and other instruments of service developed by a Member, independently of the other and in furtherance of the performance by that Member of the specific services required of it as set forth in ARTICLE
VII, shall be the property of that Member and may be copyrighted and/or patented by that Member in its own name ("Unilateral
Intellectual Property"). Each Member shall have a limited nonexclusive royalty-free license, without the right to sublicense, to use the Unilateral Intellectual Property of the other to the extent such use may be necessary or desirable to perform the work contemplated by the Project Agreement. Except to the extent of such limited license, each Member shall retain all rights and privileges of patent and copyright ownership in its respective Unilateral Intellectual Property.

          (c) Intellectual property, designs, drawings, specifications and other instruments of service developed by the Company, or by the Members acting together pursuant to this Agreement shall be copyrighted in the name of the Company and shall be considered the joint property of each of the Members to this Agreement
("Joint Intellectual Property"). Each Member shall have the rights and privileges of ownership with respect to the Joint
Intellectual Property insofar as is consistent with this Agreement, and each Member shall be entitled to use, reproduce and sublicense the same and prepare documents for other projects outside of the scope of the Project and this Agreement based on the Joint Intellectual Property.

          (d) Intellectual property, designs, drawings, specifications and other instruments of service prepared specifically for the Project by consultants to the Company or any Member shall be copyrighted and/or patented in the name of the Company and shall be considered joint property of each of the Members to this Agreement ("Consultant Prepared Intellectual Property"). Each
Member shall have the rights and privileges of ownership with respect to Consultant Prepared Intellectual Property insofar as is consistent with this Agreement and each Member shall be entitled to use, reproduce and sublicense the same and prepare documents for other projects outside of the scope of the Project and this Agreement based on Consultant Prepared Intellectual
Property.

          (e) Notwithstanding anything to the contrary contained herein, nothing herein shall operate or be deemed to limit any common Law or other right which a Member or any other Person previously had or hereafter may have to use, reproduce or prepare documents for other projects outside of the scope of the Project and this Agreement from any intellectual property, designs, drawings, specifications and other instrument of service including, without limitation, Existing Intellectual Property, Joint Intellectual Property and Consultant Prepared Intellectual Property.

         (f) The Joint Intellectual Property and the Consultant Prepared Intellectual Property shall not be deemed assets of value distributed to a Member for the purposes of Section 15.3 above except as otherwise required by law.

                             ARTICLE XVI

                            MISCELLANEOUS

     16.1 Notices. All notices provided for in this Agreement shall be in writing, duly signed by the party giving such notice, and shall be delivered, mailed via an overnight courier service, sent by facsimile or mailed by registered or certified mail, as follows:

     (a)  If given to the Company at the address specified in Section
2.6 of this Agreement;

     (b) if given to a Manager, at such Manager's mailing address as provided to the Company; or

     (c) if given to any Member at the address set forth opposite such Member's name on Schedule 1 attached hereto, or at such other address as such Member may hereafter designate by written notice to the Company. All such notices shall be deemed to have been given when received.

     16.2 Failure to Pursue Remedies. The failure of any party to seek redress for violation of, or to insist upon the strict performance of, any provision of this Agreement shall not prevent a subsequent act, which would have originally constituted a violation, from having the effect of an original violation.

     16.3 Cumulative Remedies. The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive its right to use any or all other remedies. Said rights and remedies are given in addition to any other rights the parties may have by Law or otherwise.

     16.4 Binding Effect. This Agreement shall be binding upon and inure to the benefit of all of the parties and, to the extent permitted by this Agreement, their successors, legal representatives and assigns.

     16.5 Severability. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

     16.6 Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all parties hereto had signed the same document. All counterparts shall be construed together and shall constitute one instrument.

     16.7 Integration. This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

     16.8 Governing Law. THIS AGREEMENT AND THE RIGHTS OF THE PARTIES HEREUNDER SHALL BE INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, AND ALL RIGHTS AND REMEDIES SHALL BE GOVERNED
BY SUCH LAWS WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS.
The Members hereto irrevocably and unconditionally consent to the jurisdiction of the United States District Court of the Southern District of New York (to the extent such Court is not otherwise precluded from exercising jurisdiction with respect to a particular action arising under or relating to the Agreement; otherwise, the Members submit to the jurisdiction of any Court of competent jurisdiction in the Courts of the City and County of New York, State of New York), and the Members hereby waive any objection relating to the basis for personal or in rem jurisdiction, any defense of forum non conveniens and any objection to venue which might be asserted therein. New York, New York shall be the exclusive venue for resolving any controversy under or relative to this Agreement. Delivery of service of process on a Member at its principal executive offices or mailing to such offices in accordance with the applicable procedural law shall be given the same effect as personal service in the State of New York.

     16.9 No Strict Construction. The Members have participated jointly in the negotiation and drafting of the Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Members, and no presumption or burden of proof shall arise favoring or disfavoring any Member by virtue of the authorship of any of the provisions of this Agreement.

     16.10 Confidentiality. The Members agree that each of them will treat in confidence this Agreement and all documents, materials and other information concerning this Agreement or the Company. This provision shall survive the termination of this Agreement and the withdrawal of any Member from the Company.

     16.11 No Reliance by Third Parties. The provisions of this Agreement are not for the benefit of any creditor or other Person other than a Member to whom any losses, debts, claims, expenses or encumbrances are owed by, or who otherwise has any claim against, the Company or any Member, and no creditor or other
Person shall obtain any rights under this paragraph or by reason of this paragraph, or shall be able to make any claim in respect of any debts, liabilities, or obligations against the Company or any Member. Without limitation of the foregoing, nothing expressed or implied shall be construed to confer upon any Person, except the Members and Managers, any rights or remedies under or by reason of this Agreement.

     16.12 Amendments. Any amendment to this Agreement shall be adopted and be effective as an amendment hereto if it received the affirmative vote of all of the Members, provided that such amendment be in writing and executed by all of the Members.

     16.13 Enforcement. In the event that any Member shall violate any of the restrictions on competition set forth under
Section 7.1(e), the transfer restrictions set forth under ARTICLE XII or the use and ownership restrictions with respect to the intellectual property set forth under Section 15.6, such Member hereby consents to the granting of a temporary or permanent injunction against it and/or its Affiliate(s), as applicable, by any court of competent jurisdiction, prohibiting it and/or its Affiliate(s), as applicable, from violating such provisions. The Members acknowledge and agree that any such breach or threatened breach of such provisions will cause irreparable injury to the Company and the other Member(s) and that money damages shall not provide an adequate remedy to the Company or the other Member(s). Such right and remedy shall be in addition to, and not in lieu of, any other rights and remedies available to the Company or the other Member(s) at Law or equity. Each of the Members hereby waive any requirement that the Company or the other Member(s) post a bond or bonds in connection with any such temporary or permanent injunction.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above stated.

                              HAWKEYE ELECTRIC, LLC


                              By: /s/ Michael J. Giarratano
                                  Name:  Michael J. Giarratano
                                  Title: Vice President

                              NORTHEAST GENERATION SERVICES COMPANY


                              By:  /s/ William J. Nadeau
                                   Name:  William J. Nadeau
                                   Title: Vice President and
                                          Chief Operating Officer

SCHEDULE 1

Members

Name                         Mailing Address           Percentage
                                                       Interest

Hawkeye Electric, LLC        2 Access Road             50%
                             Patchogue, NY  11772

Northeast  Generation        301 Hammer Mill Road      50%
Services Company             Rocky Hill, CT  06067


                                EXHIBIT A

                         Articles Of Organization

                                  of

                           Greenport Power, LLC

          Under Section 203 of the Limited Liability Company Law


     FIRST:     The name of the limited liability company is: GREENPORT
POWER, LLC.

     SECOND:    The county within this state in which the  office
of  the  limited liability company is to be located is: Suffolk County.

     THIRD: The secretary of state is designated as agent of the limited liability company upon whom process against it may be served. The post office address within or without this state to which the secretary of state shall mail a copy of any process against the limited liability company served upon him or her is: c/o CT Corporation System, 111 Eighth Avenue, New York, New York 10011.

     FOURTH:    The name of the registered agent of the  company
within the State of New York is CT Corporation System (the "Agent"). The address of the Agent is 111 Eighth Avenue, New York, New York 10011. The Agent is to be the agent of the company upon whom process against the company may be served.

     FIFTH:      The company is to be managed by a Board of
Managers, the members of which Board of Managers shall be designated by the members of the company as provided in the operating agreement of the company.




                              [organizer/authorized person]